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                               Palmer & Dodge LLP
                                One Beacon Street
                              Boston, MA 02108-3190

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                  July 23, 1997

Transkaryotic Therapies, Inc.
195 Albany Street
Cambridge, Massachusetts 02139

      We are rendering this opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by Transkaryotic Therapies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 1,000,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

      We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors on July 23, 1997 in connection with the authorization, issuance and sale of the Shares (the "Resolutions"). We have examined such other documents as we consider necessary to render this opinion.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the Resolutions, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                    Very truly yours,

                                    /s/ Palmer & Dodge LLP

                                    PALMER & DODGE LLP